PREFERRED SUPPLIER AGREEMENT

            THIS PREFERRED SUPPLIER AGREEMENT Is dated and made Effective as of the FIRST day of NOVEMBER 1998. BETWEEN:

              NORTHPORT INDUSTRIES, INC. a corporation duly incorporated under the laws of the State of Nevada hereinafter called the "VENDOR" and/or "NORTHPORT" and
            VMI, INC.
              a wholly owned subsidiary of Northport, incorporated under the laws of the State of Texas hereinafter called "VMI" and
              INDUSTRIAL LOVING S.A. de C.V.
              a wholly owned subsidiary of VMI, incorporated under the laws of the Republic of Mexico hereinafter called "VMI MEXICO" and
              W.E.T. AUTOMOTIVE SYSTEMS, LTD.
              a company Incorporated under the laws of the Province of Ontario, having its head office at the City of Windsor, in the County of Essex, 9475 Twin Oaks Drive, Windsor, Ontario, N8N SNS hereinafter called "WET CANADA" and
              W.E.T. AUTOMOTIVE SYSTEMS (TEXAS), INC.
              a corporation incorporated under the laws of the State of Texas, in the United States of America, hereinafter called "WET TEXAS"

RECITALS:        WHEREAS
    A. WET CANADA is the majority shareholder of WET TEXAS, which Corporation also owns manufacturing facilities in Mexico;

          B. WET CANADA manufactures seat heaters for the automotive industry and for other customers from facilities owned by WET Canada in Windsor Ontario, and from facilities owned by WET TEXAS in Mexico,

C. Northport is the Parent of VMI, a wholly owned subsidiary of Northport, and VMI Mexico is a wholly owned subsidiary of VMI;

D. WET CANADA and WET TEXAS wish to contract for the purchase of wire harnesses utilized in the manufacture of seat heaters with Northport to be manufactured by VMI Mexico on purchase orders issued to VMI.

E. For purposes of this Agreement, Northport, VMI and VMI Mexico shall collectively be treated as the "Seller", and WET Canada and WET Texas shall be permitted to enforce any rights or obligations against Northport, VMI and VMI Mexico as parties jointly obligated hereunder;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and promises herein contained, and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by each of the parties hereto), the parties covenant and agree with one another as follows:

TERMS OF PREFERRED SUPPLIER AGREEMENT

I . This Agreement will cover the manufacture of wire harnesses by the Seller in Mexico for WET CANADA and WET TEXAS (the "Buyer") for delivery to and installation into seat heaters by Wet Texas' manufacturing facility in Mexico.

II.         PREFERRED SUPPLIER STATUS

2.1 The Seller shall be designated as the Buyer's Preferred Supplier of wire harnesses to the extent of the manufacturing capacity of sixty employees, more or less, of VMI Mexico working on a full time basis during the term of this Agreement.

2.2. The Seller, must maintain an agreeable and acceptable quality, price and delivery rating from the Buyer for all parts produced, failing which, the Buyer may at its option terminate the Agreement unless the Seller can remedy any failure to meet such terms within thirty (30) days of notice of any deficiency. It is the intent that Seller shall furnish World-Class parts to the Buyer.
The Buyer shall specify in each Purchase Order (or if not specified, the terms and conditions of the prior purchase order for the same products shall prevail) such criteria as to quality, price and delivery as the Seller is required to meet. Sample parts supplied to Seller with a purchase order will form the basis of determining the quality requirements of the Buyer.

2.3 The Buyer warrants and represents dud any and all machinery, equipment and raw materials supplied by Buyer to Seller pursuant to the terms of this Agreement shall be fit for the purpose intended, and capable of producing parts to meet the quality requirements of Buyer such that the Seller's utilization of such machinery, equipment and raw materials will permit the Seller to

4.5 in the event that the Seller fails to produce acceptable quality parts or incurs was of materials and supplies higher than Buyer's experience, the Buyer shall make available engineering, quality control and other specialized staff to the Seller so as to assist the Seller reaching its quality obligations: The cost of any of the Buyer's personnel as is required by the Sell shall be reimbursed to the Buyer at an agreed upon rate to be determined, when possible, prior to the involvement of such of Buyer's representatives, with the intent to recompense the Buyer direct costs of providing such representatives plus ll0% for overhead and expenses. If the parties should fail to reach agreement in advance of the involvement of such personnel, the same shall determined by arbitration.

V.  TERMINATION

5.1 If within one hundred and eighty (180) days of the date of the initial start of production under this Agreement and during the term of this
Agreement:

    (i) Seller does not achieve and maintain a world-class quality level that would be compliance with automotive standards;

or at any time during the term of this Agreement:

    (ii) Seller does not maintain an acceptable Buyer delivery raft for two consecutive months, subject to failure to ship as a result of war invasion, insurrection, riot, breakdown, strikes, lockouts, labour disputes, accidents, fire or any other cause or causes which are beyond the Supplier's reasonable control ("force majeure");

the Buyer may terminate this agreement (subject the ability of Seller to remedy pursuant to Paragraph 2.2) and its purchase obligations in whole or in part without further liability.

V1.    PRICING & PURCHASE ORDERS

6.1 The Seller agrees to furnish cost break-down details for all components and systems to be manufactured by the Seller. Such detail shall include assembly rate, time studies and material costs, The Buyer agrees to keep all such information In confidence,

6.2 In consideration of Preferred Supplier Status, the parties agree to negotiate a long-term agreement with appropriate price reductions in accordance with commercially reasonable terms usual to the automotive industry for similar long-term Supplier Agreements.

6.3 Engineering changes approved by the Buyer may become the basis for a price adjustment (increase or decrease). no Seller agrees to provide Buyer with sufficient costs detail of engineering changes to determine the appropriateness of any change in price,

6.4 Purchase Orders shall be submitted by the Buyer to the Seller during the term of this Agreement and shall set out tam and conditions as to price, delivery, payment and credit terms, product specification and such other details relating to the Purchase Order as are set out therein. If no price, quantity required, delivery schedule and such other terms regarding payment, shipment, risk, Insurance, ate. is set out, the last invoice for such products previously supplied shall apply.

6.5 Unless expressly amended or agreed upon In writing by the Seller and the Buyer (and, in the event of such agreement, only to the extent thereof), the warranties previously given by the Seller to the Buyer in respect of quality and physical condition of the wire harnesses and component parts thereof and the terms and conditions of prior Purchase Orders shall apply to all purchases by the Buyer from the Seller sold under this Agreement.

6.6 The Purchase Orders "I set out a price per piece for the production of the wire harnesses and other component parts, during the first yea of this contract, based on a manufacturing cost" including all burdens, of $8.80 US per hour ($8.00US per hour actual cost plus 10% profit) converted to a fixed price per piece based on the manufacturing time currently required by the existing suppliers of such product to produce such parts.

6.6.1 After the and of the first calendar yea, the parties shall review the actual manufacturing cost of the Supplier to manufacture the parts under the Purchase Order, and to the extent that the manufacturing cost of the Supplier is less than $8.00US per hour, the parties shall negotiate a reduction in the hourly rate that is used in Paragraph 6.6 to establish the price per piece for the production of products.

6.6.2 The parties shall meet annually on the anniversary date of the contract to review further reductions in the hourly rate utilized to determine a piece price. For purposes of such meetings, the Supplier shall disclose its financial information with sufficient details so as to disclose its actual cost of production.

6.7 The manufacturing time required by the existing suppliers to produce such parts shall be furnished by the Buyer to the Seller (if available) prior to the issuance of a Purchase Order.

6.8 The Seller shall give access to all time studies as have been conducted or are in the process of being conducted by the Seller to the Buyer in order to verify the time needed by the supplier to manufacture the parts for which a Pmvhaoc Order will be issued to the Seller. The Seller shall be permitted to satisfy itself as to the time required to manufacture the pots, prior to the Seller accepting any Purchase Order from the Buyer.

6.9 The Buyer shall have the right on any products produced by the Seller to request time studies to be conducted by the Seller, or jointly by the Buyer and
Seller, or by the Buyer alone, and the Seller shall give access to the Buyer to all of the Seller's facilities so as to conduct time studies requested by the Buyer.

6.10 The Seller may, in its discretion, either accept or reject any Purchase order from the Buyer. Such acceptance or rejection shall be in writing to the Buyer within thirty (30) business days of the receipt of a Purchase Order from the Buyer. If the Seller fails to provide a written rejection of a Purchase Order, the Seller shall be deemed to have accepted such Purchase Order.

    6.11 If there is any dispute between the parties as to piece price based on manufacturing time involved, the Seller shall nevertheless be permitted to accept a Purchase Order based on the formula set out in paragraph 6.6, subject to arbitration of the manufacturing time actually required by the Seller's employees to produce such parts. The Seller must indicate that the Purchase Order is subject to arbitration, if it wishes to arbitrate the manufacturing time involved. In the event that following the conducting of time studies and further negotiations between the parties, they am unable to establish a manufacturing time to their mutual agreement, the issue shall be submitted to arbitration in accordance with the terms of this Agreement, and any parts manufactured under the Purchase Order shall be repriced based on such manufacturing time as is agreed upon, or ultimately determined by arbitration. Ile Purchase Price paid on such parts as were produced up to the time of arbitration shall be retroactively amended. The Buyer may rescind future Purchase Orders on such parts for which the arbitration establishes a manufacturing time greater than that claimed by the Buyer. The Seller shall be permitted to reject any subsequent Purchase Orders for parts, for which the arbitration confirms the manufacturing time a was claimed by the Buyer.

VII   SUPPLY OF RAW MATERIALS/
              PAYMENT OF DOWN TIME

7.1 The Buyer shall supply on a consignment basis to a warehousing facility of the Seller in Texas all material and component parts as will be required by the Seller in accordance with the Buyer's quality requirements as set out in
Section 2.3, to manufacture the parts under Purchase Orders. The Seller shall be responsible for the delivery of material and component pads to the Seller's manufacturing facilities in Mexico, and the delivery of finished goods io warehousing facilities of the Buyer in Mexico.

7.2 In the event that the Buyer fails to supply adequate materials or deliver materials on a timely basis to the Seller to ensure the production requirements of Seller, it shall reimburse the Seller $4.40US per hour of labour downtime in its manufacturing facility in Mexico (which amount shall be adjusted proportionally to any adjustment provided for under Paragraph 6.6 (.1) and (.2)) to the hourly rate being used for such number of workers as are employed by the Seller In manufacturing products for the Buyer for all lost production time due to material shortages. The Seller shall, on a weekly basis, disclose to Buyer how many of its employees are engaged full time, and, to the extent they are not engaged full time, the percentage of the time in which employees engaged on a part-time basis are engaged in the manufacture of products for the Buyer. The Buyer shall be prompt to attend the Seller's facilities from time to time so as to confirm the actual number of employees manufacturing the product for the Buyer and the percentage of time such employees commit to such manufacture.

7.3 Any waste of inventory as a result of inefficient manufacturing processes or spoilage or poor quality or any loss of Inventory or damage of whatever nature and kind of materials while in the possession of the Seller shall be reimbursed to Buyer by Seller. Inventory of materials and supplies and component parts belong to Buyer at all times, but are at Seller's risk while in their possession and control.

VIII.      CONVEYANCE OF MACHINERY AND EQUIPMENT
    BY THE BUYER TO THE SELLER

8.1 The Buyer is the owner of various machinery and equipment used in the manufacturing of wire harnesses and agrees to supply such machinery and equipment as is required for the Seller to complete its Purchase Orders, and/or to supply now or replacement equipment so as to permit the Seller to complete its Purchase Orders for the Buyer, to Seller's manufacturing facilities in Mexico. Such equipment shall comply with Buyer's warranties and representations as to fitness, as set out in Section 2.3.

8.2 The Buyer shall retain ownership of-all such machinery and equipment as is supplied to the Seller; provided that the Seller shall, during its control and use of such equipment, maintain it in accordance with prudent business standards and Insure it, with loss payable to the Buyer. At the termination of this Agreement, all such machinery and equipment shall be returned to the Buyer in good operating condition, subject only to reasonable wear and tear.

8.3 Such machinery and equipment shall only be used by the Seller to manufacture parts for the Buyer or those authorized by the Buyer and for no other purpose whatsoever.

IX.    CONFIDENTIALITY & NON-DISCLOSURE

9.1 The Seller shall keep confidential any and all information, plans, ideas, or other know how supplied to it by Buyer.

9.2 Any and all diagram, drawings, plans, models, samples, papers, notes, books or other documents, working diagrams, or other notes -or records as are provided to the Seller, or as are prepared by the Seller for Buyer, or for its own purposes in the course of its performance of its duties on behalf of Buyer, shall be hold in trust for, and made available to Buyer and to no others.

9.3 The Seller shall not directly or indirectly disclose or use at any time, any secret or confidential information, diagram, drawing, plans, models, samples, papers, notes, books or other documents or parts or prototypes of same, nor any processes, methods, formulae, apparatus, specifications, materials or sources of supply, customers, their identities and requirements, discoveries, Inventions, patents, (Including applications and rights in other), contracts, financial personnel, research, or other matters, including matters though not technically trade secrets, the dissemination of a knowledge whereof might prove prejudicial to Buyer, without the express written consent of Buyer.

9.4 In the event that the Seller is approached to enter into a contract with another party for the design, supply, assembly or manufacture of parts similar in nature to those supplied or manufactured for Buyer, the Seller shall advise in writing Buyer of the nature and terms of such contract. Seller agrees that it shall not enter into any such contract with any party in competition with the Buyer, and under no circumstances would it in the performance of any contract with such a third party, utilize Buyer's equipment or raw materials. The Seller further agrees that the Buyer would got first priority for the completion of its Purchase Orders in the event of competing time demands between Buyer and any third party.

9.5 The Seller's obligations set out in this Article DC and in Articles X and XI shall continue beyond the termination of any contractual arrangements between Buyer and the Seller. These obligations shall be binding on the assigns, executors, administrators and other legal representatives of the Seller.

9.6 The Seller agrees that it will not, without the written permission of the Buyer, use the Confidential Information which it is obligated hereunder to maintain in confidence for any reason other than to enable the Seller to manufacture parts for the Buyer.

9.7 It is understood that no right or license Is granted to the Seller by the Buyer in connection with the Confidential Information disclosed hereunder.

9.8 Any documents, drawings, materials, samples or specifications supplied by the Buyer, and all copies thereof, shall be returned upon request or within thirty (30) days after expiration or termination of this Agreement.

X.  NON-COMPETITION AGREEMENT

10,1        Each of Northport VM1 and VM1 Mexico agree that they shall not, for a period being the longer of (a) five (5) years from the date of this Agreement, or (b) twenty-four (24) months from the date of the completion of the last Purchase Order for the Buyer, for any reason whatsoever except as may be approved in writing by the Buyer:

(a) divert, or attempt to divert any business of or any customers of the Buyer to any other competitive businesses;

(b) directly or indirectly, either individually or in partnership jointly or in conjunction with any person or persons, firm, association, syndicated company or corporation, as principal, agent, shareholder, employee, or in any manner whatsoever, own, engage in, be employed in, participate in, land money to, guarantee the debts or obligations of, or permit their names to be used or have any interest In any business which manufactures seat heaters, or component parts thereof, within Canada the United States, Central and South America;

(c) attempt to divert any business activity or any customers of the Buyer to any competitor engaged in the manufacture of heated seats or their components or intending to become a competitor in such field, by direct or indirect inducement or otherwise, or to do or perform directly or indirectly any other act injurious or proudicial to the Buyer.

10.2 All restrictions in this Article am reasonable and valid, and all defenses to the strict enforcement thereof are hereby waived by Northport and The Seller.

10.3 In the event of a breach of the provisions of this Agreement, the restrictive time period as set out shall be suspended from the time of such breach until a final Court determination (including all appeals) is obtained and thereafter, if such Court determination is resolved in favour of the Buyer, the balance of the unexpired time period shall run from the date of such final Court determination.

10.4 To the extent that a Court of competent Jurisdiction shall determine that the provisions of this Agreement am unreasonable, either as to geographic area covered or time, or both, then in such event these provisions as to non-competition shall be enforceable in accordance with their term to such extent, as may, by such Court, be deemed to be reasonable as to geographic area or limitation of time.

10.5 The parties Author agree that In the event of breach of the covenants against competition, even though any damages suffered will be substantial, such damages may be difficult to ascertain and money damages may not afford adequate relief, therefore, in the event of breach the parties agree that in addition to such other remedies as may be available, the party seeking to enforce such covenant shall have the right to obtain temporary and permanent injunctive relief as against the parties in breach.

X1. ARBITRATION

11.1 Where any matter in dispute between the parties pursuant to this Agreement provides for a reference to arbitration, such arbitration shall be conducted pursuant to the provisions of the American Arbitration Association Commercial Arbitration Rules, in the jurisdiction of Texas and subject to the substantive laws of the State of Texas.

11.2 The parties shall proceed to arbitration of disputes as a condition precedent to any civil action being commenced, and any order or award resulting from arbitration shall be capable of enforcement by the parties as if it were a judgment of a court of competent jurisdiction in the jurisdiction where such award or order is to be enforced.

X11,        TERM

12.1 Unless otherwise specified in this Agreement or renewed, the term will be for the period November 1, 1998 to October 31, 2001.

IN WITNESS WHEREOF the parties hereto have caused to be hereunto affixed their respective corporate seals duly attested by the hands of their proper officers in that behalf, this 20TH day of JANUARY, 1999.

SIGNED, SEALED AND DELIVERED in the presence of

                    NORTHPORT INDUSTRIES, INC.

                    per: /s/Robert Michelini
                        Robert Michelini, President
                        I have authority to bind the Corporation

                    VMI, Inc.

                     per: /s/Robert Michelini
                        Robert Michelini
                        I have authority to bind the Corporation

                    INDUSTRIAL LOVING S.A. de C.V.

                    per: /s/
                        General Manager
                        I have authority to bind the Corporation

                    W.E.T. AUTOMOTIVE SYSTEMS LTD.

                    per:/s/Bodo Ruthenberg, Jr.
                        Bodo Ruthenberg, Jr., President
                        I have authority to bind the Corporation

                    W.E.T. AUTOMOTIVE SYSTEMS, (TEXAS), INC.

                    per:/s/Bodo Ruthenberg, Jr.
                        Bodo Ruthenberg, Jr., President
                        I have authority to bind the Corporation